EXHIBIT 99.1

2013 1st Quarter Earnings Webcast Presentation
April 19, 2013 1:00 P.M (EST)	- Prepared Remarks/Q&A Text

Scott V. Fainor; National Penn Bancshares, Inc.; President & CEO
Michael J. Hughes; National Penn Bancshares, Inc.; SEVP & CFO
Sandra L. Bodnyk; National Penn Bancshares, Inc.; SEVP & Chief Risk Officer

MANAGEMENT DISCUSSION SECTION

Operator: Please stand by. Your program is about to begin. [Operator Instructions] Good afternoon, everyone, and welcome to National Penn Bancshares' First Quarter 2013 Earnings Conference Call and Webcast. Please note that this call is being recorded. All callers will be in a listen-only mode during the prepared remarks. At the end of the prepared remarks, there will be a live question-and-answer session with analysts.

This call and the accompanying presentation slides located on National Penn's Investor Relations website at www.nationalpennbancshares.com will be archived on the site following this call. A transcript of today's call and the slides will also be furnished on SEC Form 8-K.

National Penn's earnings release was posted earlier today to National Penn's Investor Relations website and will also be furnished following this call to the SEC on a Form 8-K.

This presentation may contain forward-looking information that is intended to be covered by the Safe Harbor provided by the Private Securities Litigation Reform Act of 1995. Please take a moment to review the Safe Harbor slide of the presentation.

It is now my pleasure to turn the conference over to National Penn's President and CEO, Scott Fainor.

Scott V. Fainor, President & Chief Executive Officer

Thank you for joining our first quarter 2013 earnings webcast conference call today. I'm joined by Mike Hughes, our Chief Financial Officer; and Sandy Bodnyk, our Chief Risk Officer.

Slide number three in our presentation outlines some of the highlights of our first quarter 2013. I am very pleased to report another solid quarter of financial performance at National Penn as we delivered $0.16 of adjusted earnings per share and a 1.14% adjusted return on assets (ROA) for the quarter.

As we have discussed in previous webcast calls, National Penn completed the repayment and refinance of $400 million of Federal Home Loan Bank (FHLB) advances and the redemption of our 7.85% Trust Preferred Securities in the first quarter. Our focus on growing commercial loans continues, as we reported a 5% annualized growth rate in the quarter. I remain encouraged by the pipelines and customer calling initiatives. We will continue these initiatives throughout 2013 and will convert these pipelines into new business booked.

As we stated last quarter and last year, asset quality continues to be a solid story at National Penn and we all remain focused on maintaining our excellent asset quality metrics. Based on the solid recurring performance for the quarter, National Penn declared a second quarter cash dividend of $0.10 per common share.

I'll now turn the presentation over to Mike Hughes. Mike?

Michael J. Hughes, Chief Financial Officer

Thank you, Scott. I'm going to start on slide number four, to reiterate a couple of comments that Scott made. If you look at the bottom left of the graph on earnings per share, we reported recurring earnings per share of $0.16 which is very consistent with what you've seen over the last several quarters, and on the bottom right, an ROA of 1.14%.

When you look at the reconciling items, the Federal Home Loan Bank repayment of $400 million had a cost of $0.29 a share on an after-tax basis, and as you will recall, we had marked our retail trust preferreds to market value. They were marked to $25.83 at the end of the year. When we redeemed them we recorded a gain of about $2 million pre-tax or $0.01 a share. That is how we get from the reported loss of $0.12 to the adjusted income of $0.16.

Looking at slide five and looking at the margin, it was 3.49%. Again, our guidance for the year is in that 3.50%-range. The three basis point accretion from the previous quarter is related primarily to those two initiatives we discussed, the Federal Home Loan Bank repayment and the redemption of the trust preferreds. When you account for number of days in the quarter, 90 days versus 92 days in the prior quarter, net interest income is comparable.

Looking at the bottom of that slide, we think appropriately, based upon the rate environment and the Fed (Federal Reserve) guidance, we have taken the balance sheet to a more neutral position. As we look forward to the future, we do have the ability to adjust that on a timely basis, should we deem it appropriate.

Looking at slide number six, as you remember, in order to get the benefit of the accounting we needed related to Federal Home Loan Bank advances, the $400 million was repaid at the Federal Home Loan Bank and was financed through structured repos (repurchase agreements) of $125 million and through deposits, primarily wholesale deposits. Those liquidity items will mature in April or May and we'll look at how we are going to finance going forward. We do have the ability to go back to the Federal Home Loan Bank.

Looking at loan growth on the next slide, commercial loans grew 3% year-over-year. If you look at the first quarter on an annualized rate, it's 5%. The market is competitive and appears to be increasing in intensity and we're focused on growing high-quality commercial loans. Conversely on the upper right, on the mortgage side of the business, we have made a decision based upon the rate environment and our asset-liability management position to sell the majority of our production and let that portfolio decline. So overall, you can see what the trends are on the bottom of the graph.

Looking at slide number eight, asset quality was strong to begin with and continues to be strong. We were able to reduce the provision modestly in the quarter to $1.5 million from $2 million. On the upper left, classified loans were down 7% in the quarter and down 30% year-over-year. On the bottom of the slide, non-performing loans comparable quarter-over-quarter, but about half of the peer group average, and the loan loss reserve coverage relative to the peer group is very strong.

Looking at other income, there was some seasonality in this area related to mortgage banking refinance activity. We are seeing a decline in that. Mortgage banking activity or the gain on sale declined about $600,000 quarter-over-quarter. Also in the quarter we had a decline in swap income. We do think that is more seasonal and we anticipate that it will return to more normal levels.

The quarter did benefit from wealth management as it relates to the brokerage business. Traditional asset management remained strong, but the wealth business as it relates to brokerage increased by about $600,000.

Operating expenses, as you look at slide number 10, were well-controlled, flat quarter-over-quarter and flat compared to last year. You'll recall that in 2012 our expenses were actually down 5%, so the efficiency ratio ticks up slightly more due to seasonality in some of the revenue items I talked about, as opposed to expense control.

On slide 11, we thought we would spend a little time talking about the effective tax rate, because it's somewhat different this quarter. If you look at the bottom right, we know that the effective tax rate for National Penn has been in the low to mid-20s year-over-year. When you look at this quarter on a recurring basis, exclusive of the redemption of the trust preferreds and the prepayment of the Federal Home Loan Bank advances, the effective tax rate is in the mid-20s, 25%. When you factor in the loss at an incremental or marginal rate, it actually shows a 45% benefit in the quarter. If you look on the right hand side of the slide, we anticipate that the rate on a recurring basis would be in the mid-20s on a quarterly basis, but when you look at the year, accounting for the impact in the first quarter, it's more in the mid-teens.

The last slide I have before I turn it back to Scott is looking at the capital levels. You can see, despite the operating loss and despite the redemption of the retail trust preferreds, capital levels are very strong and in excess of the peer group. On the upper right, giving some indication if you took well-capitalized levels plus 250 basis points of what our excess capital might be, it's in that $250 million to $400 million range.

As it relates to capital management, the $0.10 dividend is about a 62% payout in the current quarter. A pretty full payout, but we're very comfortable with that. As it relates to share repurchase, we completed the repurchase in the fourth quarter of 2012. We will continue to evaluate that as we move forward throughout the year from a liquidity perspective and also based upon the price of the stock.

And then lastly, M&A (mergers and acquisition) is an area that we remain focused on. We would certainly like to participate in the consolidation of the industry, and we believe we have a balance sheet that provides us the opportunity to do that.

With that, I'll turn it back to Scott.

Scott V. Fainor, President & Chief Executive Officer

Mike, thank you. As we continue to stay focused on building long-term shareholder value, slide 13 outlines our 2013 strategic objectives. The initiatives that we've discussed over the last several quarters that were executed on in the first quarter of this year, will strengthen National Penn for the future and are in alignment with these stated objectives. We remain excited about the markets in which we do business, which are eastern and central Pennsylvania. We continue to sense, as we stated in January, some positive momentum building as we talk with our customers and as we continue to convert commercial business that is in our pipelines to new booked business at National Penn. I remain optimistic at this time.

During the first quarter, we re-named our last two divisional banks to the National Penn name. We now operate all 120 branches as “National Penn.” This, coupled with our ongoing corporate relocation plan in Allentown, Wyomissing, and Boyertown, Pennsylvania, continues to strengthen National Penn's brand every day. We will remain laser-focused on quality loan growth and in growth in revenue and fee income as we navigate this continued, extended, low interest rate environment and soft regional economy. We will also stay focused on the margin, expense management, and maintaining our excellent asset quality metrics.

As Mike stated, M&A remains an important part of our growth strategy. We are positioned to be an acquirer of choice and will continue, with a disciplined approach, to look for partners who are appropriate for National Penn. This commitment to consistent financial performance and the strength of our balance sheet has and will continue to allow us to return capital to our shareholders.

I want to thank everyone for joining the call today and now open the call for questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question comes from the site of Bob Ramsey with FBR. Your line is now open.

Q: Bob Ramsey: I was curious if you could share some thoughts on net interest margin heading into the second quarter? I know that you've got a little bit of lingering benefit from the TruPS (trust preferred securities) situation and just was trying to think about some of the moving pieces next quarter.

A: Michael J. Hughes: As we have said, our guidance for the margin is 3.50% for the year. We really haven't gotten into quarter-to-quarter guidance. We do believe however, that it's in a relatively tight band around that 3.50% range. So, we'll get the benefit of a full quarter of both the redemption of the trust preferreds and the refinance of the Federal Home Loan Bank advances. But as you know, there is core margin compression here and across the industry. So in general, our goal is to have that margin in the 3.50% range for the year and in a tight band around that on a quarterly basis.

Q: Bob Ramsey: Okay. That's helpful. And then, loan balances were sort of more or less flat this quarter and I guess we've seen - sort of industry-wide a lot of people have had loans down a little bit as some volume is going to be pulled forward into the fourth quarter. But, I'm just kind of curious what you're hearing from your loan customers and kind of what the outlook is, as you said, to look forward today for loan growth?

A: Scott V. Fainor: As we stated in our presentation and also in January, we are focused on small business and medium-sized business commercial lending. We're doing it in a relationship-based approach, as we always have been. We are trying to cross-sell with the loan and deposit relationship all of the fee income products of our wealth management, cash management and insurance businesses.

We have been receiving more positive feedback from our current customers who have to make investments in deferred maintenance. They are talking about potential investments they're now going to make that they've been holding off on for plant expansion. They're still being cautious, but there is more optimism and there have been more projects discussed with our banking teams.

We also continue to have our different lines of business working as one team, doing small business blitz campaigns; all of our marketing is around the business community in the markets we serve, and that momentum will continue. So, I think it's reflective of the 5% annualized quarter growth in commercial loans and we are going to continue to keep pushing on the commercial businesses and see where it takes us.

A: Michael J. Hughes: The only thing I'd add to your first question is that we need to see the commercial loan growth throughout the year to keep that margin in the 3.50% range.

Q: Bob Ramsey: And what are you seeing from a competitive landscape? Is it becoming increasingly competitive out there or about the same?

A: Scott V. Fainor: In Mike's comments that he made earlier he talked about the competitive pressures stepping up, and that is not unique to where we are in the end of 2012 leading into 2013. We have to continue to show the value of National Penn. We have to use senior management in calling efforts. We have to direct our marketing campaigns around our business and continue our calling efforts, and that's what we have been doing.

Q: Bob Ramsey: Okay. Great. Thank you, guys.

Operator: Thank you. We'll take our next question from the site of Jason O'Donnell with Merion Capital Group. Your line is open.

Q: Jason D. O'Donnell: My first question relates to the drop in interest income tied to the loan portfolio. Can you just maybe give us some color around which lines of business drove your yield lower and to what degree, if at all, you experienced a drop or decline in prepayment penalties?

A: Michael J. Hughes: I think that it is across the board and it's just a fact of the interest rate environment. So, the loans that are maturing are coming off are at a higher rate than the ones at which that the rate environment has allowed us to re-price. But, I couldn't pick out one category. I think it's across the board. When you look at other banks that have reported, to me it seems pretty consistent that you're having compression in the loan yield.

Q: Jason D. O'Donnell: Okay, so not necessarily a function or an outsized result of any type of shift in pre-payment penalties necessarily, just kind of across the board yield compression?

A: Michael J. Hughes: I think that's very fair, yes.

Q: Jason D. O'Donnell: Okay, that's helpful. And then with respect to loan pricing, maybe you could just talk a little bit about kind of the rates that you're seeing or otherwise getting on kind of non-multifamily commercial real estate loans. That might be helpful. Thanks.

A: Michael J. Hughes: We really haven't given much guidance or disclosed where we are pricing loans that mature, or new loans. But in general, I would say they are in that 4% range of where new loans are going on, blended average across all categories.

A: Scott V. Fainor: The only thing I would add to what Mike stated is that when we are looking at loan pricing, we are really looking at a relationship that has more than just the loan transaction. So we are looking much more today than in the past on the cash management, the wealth management, the insurance business, so it has to be more of a blended relationship.

Q: Jason D. O'Donnell: Okay, and then one more and I'll hop out. I wanted to ask about the pickup in wealth management income you all posted this quarter and just thinking about kind of the sustainability of that income line. Is it safe to assume that the improvement's mostly a function of just better market pricing or are you experiencing a growth in clients? How would you characterize the kind of the drivers there and the sustainability of that income?

A: Michael J. Hughes: When you look at our wealth business, we have a classic assets-under-management business based on a percentage fee, and then we have a brokerage business. The improvement we saw in this quarter was related to the brokerage business, more transactional related to annuity. I'd like to tell you it's sustainable, but I think you have some volatility in that quarter-to-quarter and it's really driven by market conditions. We supplemented the brokerage staff a little bit with a couple more individuals. We think it's a good solid business for us, but as you know, it has some volatility to it.

Q: Jason D. O'Donnell: Great. Thanks a lot.

Operator: Thank you. We'll now move to the site of Damon DelMonte with KBW. Your line is now open.

Q: Damon P. DelMonte: I was wondering, if you guys could talk a little about mortgage banking. Obviously, a decline in this quarter, similar to what we're seeing across the industry, but can you talk a little bit about what your outlook is for the upcoming quarters?

A: Michael J. Hughes: I would say, Damon, if you look at mortgage banking at National Penn, it is a relatively small business in the grand scheme of things as maybe you look at some of our peers or competitors. We did anticipate that based upon a slowing in the refinance activity and seasonality in this market that you would see mortgage income decline to some degree in the first quarter. It's going to hinge on refinance activity going forward. We are hopeful that we would see some consistency at this level.

Q: Damon P. DelMonte: Okay. That's helpful. And then, Mike, could you just clarify your comment on the tax rate? The slides online were tough to see. Are you saying that the quarterly tax rate going forward will be in the mid-20s or the mid-teens?

A: Michael J. Hughes: The quarterly tax rate going forward is in the mid-20s and when you look at the year, because of the restructuring of the Federal Home Loan Bank advances, for the year it's going to be in the mid-teens.

Q: Damon P. DelMonte: Got you. Okay. That's helpful. Thank you. And then, I guess my last question, could you guys give a brief update on M&A? I know you highlighted it's an area of focus for you guys. But I mean are you seeing an uptick in chatter here amongst some of these smaller banks that will be a target for you guys?

A: Scott V. Fainor: As we have said in the past, there is more conversation, but ultimately we continue to focus in on the strength of National Penn. We have made it quite clear that we would like to be the acquirer of choice and we do that through our strong currency and our strong fundamentals. We believe that the industry will consolidate and due to the outside pressures within the industry, whether it be regulatory or on the margin, we think the strength of National Penn will help us to grow through M&A in the future.

Q: Damon P. DelMonte: Okay. That's helpful. And then just one more quick question, and this one regards Warburg Pincus. We've seen some other private equity firms that had stakes in banks start to formulate an exit strategy. Just wondering if you could give us an update on your thoughts that you may have had with Warburg or your own thoughts on the situation, but is there any type of discussion regarding an eventual exit by Warburg?

A: Scott V. Fainor: I can't comment for Warburg Pincus. We have a great relationship with Warburg Pincus. Michael Martin is on our board of directors and we will continue to execute on our strategic plan, which is part of our slides today, and we want to execute in a way that continues to enhance long-term shareholder value and that is what we are focused on.

Q: Damon P. DelMonte: Okay. Thank you very much.

Operator: We'll take our next question from the site of Mathew Kelley with Sterne, Agee. Your line is open.

Q: Matthew Kelley: Yes, hi, guys. I was curious on your reserve coverage, you've commented on this in the past, but obviously, you have reserves a lot higher than most of your peers and credit is certainly stabilized, getting better with each quarter. Can you remind us again, where you might be comfortable bringing the reserve coverage ratio down to as a percentage of total loans over time as things continue to heal?

A: Michael J. Hughes: We think that is very difficult to do because in different economic conditions, with different qualities of portfolios, and I know for the investment community to look at a percentage of loans is helpful, but we don't look at it that way. It's much more detailed and we really can't give you guidance. I would agree with your point that when you look at our coverages and our asset quality relative to the peer group, it's very strong. And if you look at what we have done over the last at least eight or nine quarters, we have had the ability as classifieds continue to decline to release reserves. We continue to look at that on a quarterly basis. But we don't have any guidance on where we go as a percent of loans.

Q: Matthew Kelley: Okay. I'm just looking pre-crisis, pre-great recession. It looked like they're in the 140 to 180 type range. I mean is there any reason to believe that we wouldn't eventually return to that type of level, probably not break down below that though?

A: Michael J. Hughes: I think that based upon the economic environment and regulatory environment it would be difficult to correlate what happened pre-crisis to what happened post-crisis.

Q: Matthew Kelley: Okay. Fair enough. Another question, just on your deposit service fees, do you think you can grow those in absolute dollar terms in 2013 versus 2012? I know there have been some secular changes in consumer behavior and that line item has been slowing down for a lot of banks. I'd like to know your thoughts on that.

A: Michael J. Hughes: There have been changes, to your point, on customer behavior and the regulatory environment as well. And we have and continually look at our service charging and our methodologies, in addition to what they actually are. And we have made some strides there. If you look at first quarter to first quarter, we are relatively flat. First quarter to fourth quarter we're down. So, there is some seasonality to that, but the trend line is down. We continue to evaluate methods to keep that relatively flat. And I would just say first quarter to first quarter, we are relatively flat.

Q: Matthew Kelley: Okay. All right. Thank you.

A: Scott V. Fainor: The only thing I would add to Mike's comments is that we are going to always continue to use the strength of our technology to look for additional opportunities in electronic banking and in our mobile banking platform, which we launched in 2011, to try to look for ways to create more fee income in the deposit service charge line. But, it will be forthcoming over time.

Q: Matthew Kelley: Yes. I think you've just got to find a way to charge for that. That's part of the issue is that the technology is resulting in better information to the consumer, so....

A: Scott V. Fainor: That's correct. Thanks.

Q: Matthew Kelley: Thanks.

Operator: We'll move now to the site of Blair Brantley with BB&T Capital Markets. Your line is open.

Q: Blair Brantley: I just had a question on the securities portfolio and just kind of what you're seeing trend there. Are you going to try to keep it from an absolute level and this current kind of balance and then also from the yield perspective, what you're kind of thinking there.

A: Michael J. Hughes: We believe we will keep it in the relative same size, although we do evaluate whether we could marginally grow that portfolio. What we see as far as yields, are that the replacement rates versus what are coming off are probably down 100 basis points. Most of that portfolio is mortgage-backed securities.

The municipal portfolio has been great for us on a tax-equivalent basis and has really helped us through this low rate environment. So, I would say we see it relatively the same size. We do continue to see, based upon redeployment rates, some contraction in yield on a quarterly basis.

Q: Blair Brantley: Okay. Thank you very much. I appreciate it.

Operator: It looks like we have a question from the site of Mac Hodgson with SunTrust Robinson. Your line is open.

Q: Mac Hodgson: Most of the questions were asked. Just a quick question on the FHLB repayment. I was curious what the cost of the deposits, the wholesale deposits and the structured repos (repurchase agreements) were that...The cost of that $275 million wholesale deposits and $125 million of structured repos that were used to repay the FHLB?

A: Michael J. Hughes: We were probably in the 35 basis point, 40 basis point range.

Q: Mac Hodgson: Okay. And you said those mature, was it this month or next?

A: Michael J. Hughes: Some mature this month and some in May. And we are just going to evaluate whether it's better to go back into the Federal Home Loan on a short-term basis or it's better to use that source of funding. If you look at our deposit base, the brokered deposits or CDARS that we have here is the only brokerage or CDARS we have. So, we have that as a good funding source and we are just going to continue to look and see what the best avenue is.

We do have to go back and look at a longer-term source of funding. But for right now, we are going to stay short.

Q: Mac Hodgson: And you said, I think that, you got about half of the margin benefit maybe in the quarter from that transaction. Was it done mid-quarter? I can't quite recall.

A: Michael J. Hughes: The Federal Home Loan restructuring was February 7 and the redemption of the trust preferreds was March 7, so it is tough to quantify. But as you know, Mac, there are just so many moving parts on this margin, whether it's pre-payment speeds in the mortgage-backed portfolio, or re-pricing deposits, or loan growth. And so, to try to take a half a quarter and say you're going to get the full benefit next quarter I think is difficult. We are running hard to keep this margin where it is.

Q: Mac Hodgson: Okay. Now, that makes sense. Thanks a lot.

A: Scott V. Fainor: Thank you.

Operator: Okay. And it appears we have no further questions at this time. I will now hand the call back to Mr. Fainor for any closing remarks.

Scott V. Fainor, President & Chief Executive Officer

We want to thank everyone for joining the first quarter 2013 webcast conference call and for all the questions that you have asked us today. Everyone have a great weekend and once again, thank you.

Operator: This concludes today's presentation. You may disconnect at any time. Have a wonderful afternoon.

**END**